Media Contact:  Gary Mickelson, 479-290-6111
Investor Contact:  Ruth Ann Wisener, 479-290-4235

TYSON REPORTS THIRD QUARTER
AND NINE MONTHS RESULTS

●	3rd quarter 2011 EPS was $0.51, as compared to $0.65 last year
	●	This included a $21 million, or $0.05 per diluted share, reduction to income tax expense related to a reversal of reserves for foreign uncertain tax positions
●	Record Sales of $8.2 billion in the third quarter, up 10.9% compared to last year
●	Overall Operating Margin was 3.8%
	●	Chicken operating income $28 million, or 1.0% of sales
	●	Beef operating income $140 million, or 4.0% of sales
	●	Pork operating income $124 million, or 8.8% of sales
	●	Prepared Foods operating income $30 million, or 3.7% of sales
●	We are increasing the normalized range for the Pork segment to 6–8%
●	Liquidity totaled $1.8 billion at July 2, 2011

Springdale, Arkansas – August 8, 2011 – Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	Third Quarter		Nine Months
	2011	2010	2011	2010
Sales	$8,247	$7,438	$23,862	$20,989
Operating Income	312	507	1,113	1,165

Net Income	188	242	638	557
Less: Net Loss Attributable to Noncontrolling Interest	(8)	(6)	(15)	(10)
Net Income Attributable to Tyson	$196	$248	$653	$567

Net Income Per Share Attributable to Tyson	$0.51	$0.65	$1.71	$1.49

●	Third Quarter and Nine Months Fiscal 2011 – Included a $21 million, or $0.05 per diluted share, reduction to income tax expense related to a reversal of reserves for foreign uncertain tax positions.
●	Nine Months Fiscal 2011 – Included an $11 million, or $0.03 per diluted share, gain related to a sale of interests in an equity method investment.

“We are pleased that our overall performance in the fiscal third quarter was about what we expected it to be,” said Donnie Smith, president and chief executive officer of Tyson Foods. “The Pork segment’s returns were above the new normalized range; the Beef segment was near the upper end of its range; and our Prepared Foods segment was just under its range.

“We feel good about our performance in the Chicken segment while experiencing extremely volatile input costs and market prices at or near historical lows. The fact that we remained profitable in such a difficult environment demonstrates how much our chicken business has improved in the past three years. There appears to be improvement in market fundamentals on the horizon, but the next few months will be very challenging, and it is likely our Chicken segment will experience a loss in the fiscal fourth quarter.

“My outlook for Tyson Foods remains positive. Our diversified business model, including our outstanding Beef and Pork segments, along with our strong balance sheet, will allow us to continue serving our customers through insights and innovations as we help them succeed in this economic environment, reinvesting in our business and buying back stock.”

Segment Performance Review (in millions)

Sales
(for the third quarter and nine months ended July 2, 2011, and July 3, 2010)
	Third Quarter				Nine Months
			Volume	Avg. Price			Volume	Avg. Price
	2011	2010	Change	Change	2011	2010	Change	Change
Chicken	$2,800	$2,527	0.5%	10.2%	$8,158	$7,443	4.9%	4.5%
Beef	3,515	3,149	(1.7)%	13.5%	10,033	8,670	(0.5)%	16.3%
Pork	1,408	1,249	3.0%	9.4%	4,030	3,293	5.1%	16.4%
Prepared Foods	804	753	(2.0)%	9.0%	2,388	2,200	(2.1)%	10.9%
Other	30	0	n/a	n/a	63	0	n/a	n/a
Intersegment Sales	(310)	(240)	n/a	n/a	(810)	(617)	n/a	n/a
Total	$8,247	$7,438	(1.3)%	12.3%	$23,862	$20,989	2.1%	11.4%

Operating Income
(for the third quarter and nine months ended July 2, 2011, and July 3, 2010)
	Third Quarter				Nine Months
			Operating Margin				Operating Margin
	2011	2010	2011	2010	2011	2010	2011	2010
Chicken	$28	$186	1.0%	7.4%	$246	$378	3.0%	5.1%
Beef	140	176	4.0%	5.6%	350	421	3.5%	4.9%
Pork	124	125	8.8%	10.0%	447	256	11.1%	7.8%
Prepared Foods	30	22	3.7%	2.9%	89	114	3.7%	5.2%
Other	(10)	(2)	n/a	n/a	(19)	(4)	n/a	n/a
Total	$312	$507	3.8%	6.8%	$1,113	$1,165	4.7%	5.6%

Outlook
In the fourth quarter of fiscal 2011, we do not expect a significant change in the fundamentals of our Beef, Pork and Prepared Foods businesses. For Chicken, we expect weak market pricing conditions to continue as a result of an imbalance of available supply relative to customer demand. Current USDA data indicates reduced broiler egg sets and placements in the fourth quarter of fiscal 2011. However, we do not expect to see a meaningful impact of the reduced supply in our results until late in our fourth quarter of fiscal 2011 and continuing into fiscal 2012. Because of these factors, we expect our Chicken segment will likely experience a loss for the fourth quarter of fiscal 2011.

Our operational improvements and lower interest expense will continue to benefit us as we finish fiscal 2011 and head into fiscal 2012. In fiscal 2012, USDA data indicates overall domestic protein (chicken, beef, pork and turkey) production is expected to slightly decrease. Because exports are likely to remain strong, we forecast total domestic availability of protein to be down slightly compared to fiscal 2011, which should continue to support pricing. The following is a summary of the fiscal 2012 outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, debt and share repurchases:

●
Chicken – For fiscal 2012, we expect industry production will decrease slightly from fiscal 2011 levels, which should gradually improve market pricing conditions. Current futures prices indicate higher grain costs in fiscal 2012 compared to fiscal 2011. We expect to offset a portion of the increased grain costs with operational, pricing and mix improvements.

●
Beef – We expect to see a gradual reduction in fed cattle supplies of 1-2% in fiscal 2012 as well as exports to remain strong as compared to fiscal 2011. Despite reduced domestic availability, we expect adequate supplies in the regions we operate our plants. Based on these factors, we expect the strong fundamentals in our Beef business to continue in fiscal 2012.

●
Pork – We expect hog supplies in fiscal 2012 to be comparable to fiscal 2011 and to be adequate in the regions in which we operate. We expect pork exports to remain strong in fiscal 2012. Additionally, we increased the normalized range for the Pork segment to 6–8%.

●
Prepared Foods – Based on analysts’ estimates, raw material costs will likely increase in fiscal 2012. We expect operational improvements and increased pricing to offset the likely increase in raw material costs. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through increased pricing. However, there is a lag time for price increases to take effect.

Outlook Continued
●	Sales – We expect fiscal 2011 sales to exceed $32 billion mostly due to price increases associated with the rising raw material costs.
●
Capital Expenditures – We expect fiscal 2011 capital expenditures to be approximately $650 million. While this is down from our previous estimate, the anticipated projects are still ongoing, but were not able to be completed in fiscal 2011 as previously expected. Our preliminary capital expenditures plan for fiscal 2012 is similar to fiscal 2011.

●
Net Interest Expense – We expect fiscal 2011 net interest expense will be approximately $235 million. Based on our current debt levels, we expect fiscal 2012 net interest expense will be approximately $200 million, down $35 million compared to fiscal 2011.

●
Debt – We will continue to use our available cash to repurchase notes when available at attractive rates. After we retire our 8.25% Notes due October 1, 2011, of which the balance was $295 million at July 2, 2011, we have no significant maturities of debt coming due over the next two fiscal years (2012-2013). We plan to retire these notes with current cash on hand and/or cash flows from operations.

●
Share Repurchases – We expect to continue repurchasing shares under our previously announced share repurchase plan. In the third quarter, we repurchased 4.4 million shares for approximately $80 million. As of July 2, 2011, 18.1 million shares remain authorized for repurchases. The timing and extent to which we repurchase shares will depend upon, among other things, market conditions, liquidity targets, our debt obligations and regulatory requirements.

Segment Performance Review

Chicken Segment Results
in millions	Three Months Ended			Nine Months Ended
	July 2, 2011	July 3, 2010	Change	July 2, 2011	July 3, 2010	Change
Sales	$2,800	$2,527	$273	$8,158	$7,443	$715
Sales Volume Change			0.5%			4.9%
Average Sales Price Change			10.2%			4.5%

Operating Income	$28	$186	$(158)	$246	$378	$(132)
Operating Margin	1.0%	7.4%		3.0%	5.1%

Third quarter and nine months of fiscal 2010
●	Includes $38 million gain from insurance proceeds.
Third quarter and nine months – Fiscal 2011 vs Fiscal 2010
●	Sales and Operating Income –
●
Sales Volume – Sales volume increased as a result of increased production. We attempt to balance our supply with customer demand and in the third quarter we cut production after customer demand fell short of expectations. However, the impact of the production cuts on sales volumes will not be realized until late in our fourth quarter.

● Average Sales Price – Average sales prices increased primarily due to mix and pricing increases associated with increased input costs.
●
Operating Income – Operating income was positively impacted by increases in sales volume, average sales price and operational improvements, which included: yield and mix; additional processing flexibility; and reduced interplant product movement. These increases were more than offset by increased costs of grain and feed ingredients totaling approximately $250 million and $395 million for the third quarter and nine months of fiscal 2011.

●
Derivative Activities – Operating results included the following amounts for commodity risk management activities related to grain and energy purchases. These amounts exclude the impact from related physical purchase transactions, which impact current and future period operating results.

Income/(Loss) - in millions	Qtr	YTD
2011	$(2)	$72
2010	(5)	(4)
Improvement in operating results	$3	$76

Beef Segment Results
in millions	Three Months Ended			Nine Months Ended
	July 2, 2011	July 3, 2010	Change	July 2, 2011	July 3, 2010	Change
Sales	$3,515	$3,149	$366	$10,033	$8,670	$1,363
Sales Volume Change			(1.7)%			(0.5)%
Average Sales Price Change			13.5%			16.3%

Operating Income	$140	$176	$(36)	$350	$421	$(71)
Operating Margin	4.0%	5.6%		3.5%	4.9%

Third quarter and nine months – Fiscal 2011 vs Fiscal 2010
●	Sales and Operating Income –
●
We have maintained strong operating income by maximizing our revenues relative to the rising live cattle markets, partially attributable to strong export sales. This was offset by an increase in operating costs.

●
Derivative Activities – Operating results included the following amounts for commodity risk management activities related to forward futures contracts for live cattle. These amounts exclude the impact from related physical sale and purchase transactions, which impact current and future period operating results.

Loss - in millions	Qtr	YTD
2011	$(1)	$(40)
2010	(9)	(7)
Improvement/(Decline) in operating results	$8	$(33)

Pork Segment Results
in millions	Three Months Ended			Nine Months Ended
	July 2, 2011	July 3, 2010	Change	July 2, 2011	July 3, 2010	Change
Sales	$1,408	$1,249	$159	$4,030	$3,293	$737
Sales Volume Change			3.0%			5.1%
Average Sales Price Change			9.4%			16.4%

Operating Income	$124	$125	$(1)	$447	$256	$191
Operating Margin	8.8%	10.0%		11.1%	7.8%

Third quarter and nine months – Fiscal 2011 vs Fiscal 2010
●	Sales and Operating Income –
●
We maintained strong operating margins, and grew over the nine month period, by maximizing our revenues relative to the live hog markets, partially attributable to strong export sales and operational and mix performance.

●
Derivative Activities – Operating results included the following amounts for commodity risk management activities related to forward futures contracts for live hogs. These amounts exclude the impact from related physical sale and purchase transactions, which impact current and future period operating results.

Income/(Loss) - in millions	Qtr	YTD
2011	$(6)	$(15)
2010	0	(29)
Improvement/(Decline) in operating results	$(6)	$14

Prepared Foods Segment Results
in millions	Three Months Ended			Nine Months Ended
	July 2, 2011	July 3, 2010	Change	July 2, 2011	July 3, 2010	Change
Sales	$804	$753	$51	$2,388	$2,200	$188
Sales Volume Change			(2.0)%			(2.1)%
Average Sales Price Change			9.0%			10.9%

Operating Income	$30	$22	$8	$89	$114	$(25)
Operating Margin	3.7%	2.9%		3.7%	5.2%

Third quarter and nine months – Fiscal 2011 vs Fiscal 2010
●
Operating margins were positively impacted by an increase in our average sales prices, which were partially offset by an increase in raw material costs. Additionally, we also had an increase in operating costs in fiscal 2011. In the first nine months of fiscal 2010, we received $8 million in insurance proceeds related to the flood damage at our Jefferson, Wisconsin, plant.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Sales	$8,247	$7,438	$23,862	$20,989
Cost of Sales	7,716	6,686	22,054	19,144
Gross Profit	531	752	1,808	1,845

Selling, General and Administrative	219	245	695	680
Operating Income	312	507	1,113	1,165
Other (Income) Expense:
Interest income	(2)	(4)	(8)	(11)
Interest expense	58	102	187	282
Other, net	(7)	14	(15)	14
Total Other (Income) Expense	49	112	164	285
Income before Income Taxes	263	395	949	880
Income Tax Expense	75	153	311	323
Net Income	188	242	638	557
Less: Net Loss Attributable to Noncontrolling Interest	(8)	(6)	(15)	(10)
Net Income Attributable to Tyson	$196	$248	$653	$567

Weighted Average Shares Outstanding:
Class A Basic	304	304	305	303
Class B Basic	70	70	70	70
Diluted	383	382	382	379
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.53	$0.68	$1.77	$1.55
Class B Basic	$0.48	$0.61	$1.60	$1.39
Diluted	$0.51	$0.65	$1.71	$1.49
Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.120	$0.120
Class B	$0.036	$0.036	$0.108	$0.108

Sales Growth	10.9%		13.7%
Margins: (Percent of Sales)
Gross Profit	6.4%	10.1%	7.6%	8.8%
Operating Income	3.8%	6.8%	4.7%	5.6%
Net Income	2.3%	3.3%	2.7%	2.7%
Effective Tax Rate	28.7%	38.8%	32.8%	36.7%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	July 2, 2011	October 2, 2010
Assets
Current Assets:
Cash and cash equivalents	$981	$978
Accounts receivable, net	1,334	1,198
Inventories, net	2,711	2,274
Other current assets	146	168
Total Current Assets	5,172	4,618
Net Property, Plant and Equipment	3,802	3,674
Goodwill	1,895	1,893
Intangible Assets	158	166
Other Assets	461	401
Total Assets	$11,488	$10,752

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$362	$401
Trade accounts payable	1,193	1,110
Other current liabilities	1,206	1,034
Total Current Liabilities	2,761	2,545
Long-Term Debt	2,094	2,135
Deferred Income Taxes	393	321
Other Liabilities	457	486
Redeemable Noncontrolling Interest	0	64

Total Tyson Shareholders’ Equity	5,752	5,166
Noncontrolling Interest	31	35
Total Shareholders’ Equity	5,783	5,201

Total Liabilities and Shareholders’ Equity	$11,488	$10,752

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	July 2, 2011	July 3, 2010
Cash Flows From Operating Activities:
Net income	$638	$557
Depreciation and amortization	384	372
Deferred income taxes	51	(4)
Other, net	34	116
Net changes in working capital	(421)	42
Cash Provided by Operating Activities	686	1,083

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(469)	(404)
Purchases of marketable securities	(121)	(39)
Proceeds from sale of marketable securities	42	34
Proceeds from notes receivable	51	0
Other, net	26	45
Cash Used for Investing Activities	(471)	(364)

Cash Flows From Financing Activities:
Payments on debt	(197)	(993)
Net proceeds from borrowings	83	17
Change in restricted cash to be used for financing activities	0	140
Purchases of Tyson Class A common stock	(110)	(42)
Dividends	(45)	(44)
Other, net	52	32
Cash Used for Financing Activities	(217)	(890)

Effect of Exchange Rate Change on Cash	5	1

Increase (Decrease) in Cash and Cash Equivalents	3	(170)
Cash and Cash Equivalents at Beginning of Year	978	1,004
Cash and Cash Equivalents at End of Period	$981	$834

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Nine Months Ended		Fiscal Year Ended		Twelve Months Ended
	July 2, 2011	July 3, 2010	October 2, 2010		July 2, 2011

Net income	$638	$557	$765		$846
Less: Interest income	(8)	(11)	(14)		(11)
Add: Interest expense	187	282	347		252
Add: Income tax expense	311	323	438		426
Add: Depreciation	327	311	416		432
Add: Amortization (a)	24	27	35		32
EBITDA	$1,479	$1,489	$1,987		$1,977

Total gross debt			$2,536		$2,456
Less: Cash and cash equivalents			(978)		(981)
Total net debt			$1,558		$1,475

Ratio Calculations:
Gross debt/EBITDA			1.3	x	1.2	x
Net debt/EBITDA			0.8	x	0.7	x

(a)
Excludes the amortization of debt discount expense of $33 million and $34 million for the nine months ended July 2, 2011, and July 3, 2010, respectively, and $46 million for the fiscal year ended October 2, 2010, as it is included in Interest expense.

EBITDA represents net income, net of interest, income tax and depreciation and amortization. EBITDA is presented as a supplemental financial measurement in the evaluation of our business. We believe the presentation of this financial measure helps investors to assess our operating performance from period to period and enhances understanding of our financial performance and highlights operational trends. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. However, the measurement of EBITDA may not be comparable to those of other companies in our industry, which limits its usefulness as a comparative measure. EBITDA is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is one of the world’s largest processors and marketers of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. Tyson provides products and service to customers throughout the United States and more than 100 countries. The company has approximately 115,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company’s financial results will be held at 9 a.m. Eastern Monday, August 8, 2011. To listen live via telephone, call 800-779-0488. The call leader’s name and a pass code will be required to join the call. The leader’s name is Ruth Ann Wisener and the pass code is Tyson Foods. International callers dial 630-395-0129. A telephone replay will be available at 800-568-6276. The live webcast, as well as the replay, will be available on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, including Company distribution channel information, can be accessed from the Company’s web site at http://ir.tyson.com.

Forward-Looking Statements

Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations, expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xv) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvi) effectiveness of advertising and marketing programs; and (xvii) those factors listed under Item 1A. “Risk Factors” included in our October 2, 2010, Annual Report filed on Form 10-K.